SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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O’Charley’s Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Fees Billed to the Company by KPMG LLP During 2001
PROPOSALS OF SHAREHOLDERS
PROXY SOLICITATION COSTS
DELIVERY OF SHAREHOLDER DOCUMENTS

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500

Dear Shareholder:

      It is my pleasure to extend to you a cordial invitation to attend the annual meeting of shareholders of O’Charley’s Inc. to be held at 9:00 a.m., local time, on Thursday, May 9, 2002, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee.

      At the meeting, shareholders will be asked to elect four directors to the company’s board of directors. In addition, we will present a report on the condition and performance of the company, and you will have an opportunity to question management on matters that affect the interests of all shareholders.

      We hope you will be able to attend the meeting in person. Whether you expect to attend or not, we request that you complete and return the enclosed proxy card in the enclosed post-paid envelope. Your vote is important.

      I look forward to seeing you on Thursday, May 9.

Sincerely,

/s/ GREGORY L. BURNS

Gregory L. Burns
Chairman of the Board and
Chief Executive Officer

3038 Sidco Drive

Nashville, Tennessee 37204
(615) 256-8500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       As a shareholder of O’Charley’s Inc., you are hereby given notice of and invited to attend the annual meeting of shareholders of the company to be held at 9:00 a.m., local time, on Thursday, May 9, 2002, at the company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, for the following purposes:

1. To elect four Class III directors to hold office for a term of three years; and

2. To transact such other business as may properly come before the annual meeting.

      Shareholders of record at the close of business on March 22, 2002 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

      You can ensure that your shares of common stock are voted at the annual meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the annual meeting and vote in person. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

By the Order of the Board of Directors

/s/ A. CHAD FITZHUGH
A. Chad Fitzhugh, Secretary

Nashville, Tennessee

April 11, 2002

O’CHARLEY’S INC.

3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500

PROXY STATEMENT

       The accompanying proxy is solicited by the board of directors of the company for use at the annual meeting of shareholders to be held on May 9, 2002, and at any adjournment or postponement thereof. The purposes of the annual meeting are to elect four Class III directors and to transact such other business as may properly be brought before the annual meeting. This proxy statement and the enclosed proxy are first being sent to shareholders on or about April 11, 2002.

      Shareholders of record at the close of business on the record date, March 22, 2002, are entitled to notice of and to vote at the annual meeting. Each shareholder is entitled to one vote for each share of common stock held on the record date.

      The presence at the meeting, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum to transact business at the meeting. As of the record date, 18,882,502 shares of the company’s common stock were outstanding. Proxies received but marked as abstentions or broker non-votes will be counted as present for purposes of determining a quorum on all matters. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote in the broker’s discretion on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the “non-vote”) on the non-routine matter.

      Shares of common stock represented by a proxy properly signed and received at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed, and returned without specifying choices, the shares will be voted as recommended by the company’s board of directors. A shareholder who signs and returns a proxy may revoke it at any time before it is voted by attending the annual meeting and electing to vote in person, by notifying the secretary of the company in writing, or by duly executing a proxy bearing a later date.

      The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. Any other matters submitted to the shareholders will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against it. Abstentions and broker non-votes will not be counted as votes for or against any director nominee or any other matter considered at the annual meeting. The board of directors knows of no other matters that are to be brought to a vote at the annual meeting. If any other matter does come before the annual meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following persons are known by the company to be the beneficial owners of more than 5% of the outstanding shares of the company’s common stock. The following information is based solely upon information set forth in Schedules 13G filed by such persons with the Securities and Exchange Commission.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

T. Rowe Price Associates, Inc.	2,007,600	(1)	10.6%
100 E. Pratt Street
Baltimore, Maryland 21202
St. Denis J. Villere & Company	1,415,925	(2)	7.5
210 Baronne Street, Suite 808
New Orleans, Louisiana 70112
Skyline Asset Management, L.P.	1,054,666	(3)	5.6
311 South Wacker Drive, Suite 4500
Chicago, Illinois 60606
Fleet Boston Financial Corporation	1,053,015	(4)	5.6
100 Federal Street
Boston, Massachusetts 02110

(1)	T. Rowe Price Associates, an investment advisor, reported that it has sole voting power with respect to 1,815,100 shares and sole dispositive power with respect to 2,007,600 shares. The shares are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Stock Fund, Inc., which owns 1,272,500 shares, representing 6.7% of the shares outstanding, for which T. Rowe Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the shares. T. Rowe Price Associates is deemed to beneficially own such shares; however, T. Rowe Price Associates expressly disclaims beneficial ownership of such shares.

(2)	Villere, an investment advisor, reported that it has sole voting and dispositive power with respect to 105,100 shares and shared voting and dispositive power with respect to 1,310,825 shares.

(3)	Skyline, an investment advisor, reported that it has shared voting and dispositive power with respect to all shares.

(4)	Fleet Boston, a holding company, reported that it has sole voting power with respect to 788,731 shares and sole dispositive power with respect to 1,053,015 shares.

PROPOSAL 1:  ELECTION OF DIRECTORS

      The company’s board of directors is divided into three classes, each class to be as nearly equal in number as possible. At each annual meeting, directors of the class whose term expires in that year are elected for a three-year term. Four directors will be elected at the annual meeting. The board of directors has nominated Richard Reiss, Jr., G. Nicholas Spiva, Shirley A. Zeitlin and Dale W. Polley as the four nominees for election as Class III directors for a three-year term expiring at the 2005 annual meeting and until their successors are elected and qualified. Messrs. Reiss, Spiva and Polley and Ms. Zeitlin are currently directors of the company. Messrs. Reiss and Spiva and Ms. Zeitlin were elected as directors of the company by the shareholders at the 1999 annual meeting. Mr. Polley was appointed as a director by the board of directors in August 2001. The terms of the Class I and Class II directors will expire at the annual meeting in 2003 and 2004, respectively.

      Each nominee has consented to be a candidate and to serve, if elected. If a nominee becomes unable or unwilling to serve as a director, the persons named in the form of proxy have advised the company that they will vote for such substitute or substitutes as may be designated by the board of directors.

      The following table contains as of March 22, 2002 certain information concerning: (i) the current directors of the company, including the nominees; (ii) each of the named executive officers (as defined below); and (iii) the current directors and executive officers as a group.

					Shares of
					Common Stock
					Beneficially
					Owned on
		Director	Term		March 22,	Percent
Name	Age	Since	Expires	Position	2002(1)	of Class

Gregory L. Burns(2)	47	1990	2003	Chairman of the Board and Chief Executive Officer	541,386	2.8%
Steven J. Hislop(2)	42	1998	2003	President and Chief Operating Officer; Director	277,636	1.5
A. Chad Fitzhugh	41	—	—	Chief Financial Officer, Secretary and Treasurer	199,838	1.0
William E. Hall, Jr.	47	—	—	Executive Vice President, Operations	93,226	*
Herman A. Moore, Jr.	50	—	—	Vice President, Commissary Operations	26,501	*
John W. Stokes, Jr.(3)	65	1983	2004	Director	121,249 (4)	*
Richard Reiss, Jr.(2)(3)	58	1983	2002	Director	119,000	*
G. Nicholas Spiva(3)	50	1985	2002	Director	45,575 (5)	*
H. Steve Tidwell(2)	59	1988	2004	Director	72,500	*
Samuel H. Howard(6)	62	1992	2004	Director	3,500	*
Shirley A. Zeitlin(6)	67	1996	2002	Director	29,000	*
Robert J. Walker(2)	61	2000	2003	Director	35,250	*
Dale W. Polley(6)	52	2001	2002	Director	2,000	*
All current directors and executive officers as a group (14 persons)					1,566,661	7.8%

*	less than one percent

(1)	Includes the following shares that the named individuals are entitled to acquire within 60 days of the date hereof upon the exercise of options: Gregory L. Burns — 401,338 shares; Steven J. Hislop — 261,132 shares; A. Chad Fitzhugh — 171,857 shares; William E. Hall, Jr. — 85,838 shares; Herman A. Moore, Jr. — 22,830 shares; John W. Stokes, Jr. — 25,250 shares; Richard Reiss, Jr. — 25,250 shares; G. Nicholas Spiva — 23,000 shares; H. Steve Tidwell — 25,250 shares; Samuel H. Howard — 3,500 shares; Shirley A. Zeitlin — 27,500 shares; Robert J. Walker — 5,750 shares; and all directors and executive officers as a group (14 persons) — 1,078,495 shares. The shares described in this note are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such persons individually and by the group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Member of the executive committee.

(3)	Member of the compensation committee.

(4)	Includes 50,599 shares owned by Mr. Stokes’ wife, as to which Mr. Stokes disclaims beneficial ownership.

(5)	Includes 7,500 shares held by a trust for the benefit of Mr. Spiva.

(6)	Member of the audit committee.

      The following is a brief summary of the business experience of each of the directors of the company, including the nominees.

      Gregory L. Burns has served as Chairman of the Board and Chief Executive Officer since February 1994. Mr. Burns, a director since 1990, served as President from September 1996 to May 1999 and from May 1993 to February 1994, as Chief Financial Officer from October 1983 to September 1996, and as Executive Vice President and Secretary from October 1983 to May 1993. Mr. Burns is a director of Pinnacle Financial Partners, a bank holding company.

      Steven J. Hislop has served as President since May 1999, as Chief Operating Officer since March 1997 and as a director since March 1998. From March 1997 until May 1999, Mr. Hislop served as an Executive Vice President of the company. Mr. Hislop served as Senior Vice President — Operations from January 1993 to March 1997, and as Vice President — Operations from April 1990 to January 1993.

      John W. Stokes, Jr. has served as Vice Chairman of Morgan Keegan & Company, Inc. since 1983. From 1984 to August 1997, Mr. Stokes served as President of The Equity Capital Markets of Morgan Keegan & Company, Inc., a wholly-owned subsidiary of Morgan Keegan & Company, Inc. Mr. Stokes also serves as a director of RFS Hotel Investors, Inc.

      Richard Reiss, Jr. is the Chairman of Georgica Advisors, LLC, a private investment management firm. From January 1982 to December 1996, Mr. Reiss was the Managing Partner of Cumberland Associates, Cumberland Partners, and Longview Partners, a private investment management firm and two domestic investment partnerships, respectively. Mr. Reiss is also a director of The Lazard Funds, Inc., and RFS Hotel Investors, Inc.

      G. Nicholas Spiva has served as President of Spiva-Hill Investments, a commercial real estate development company, since 1975. Mr. Spiva was an owner of the original O’Charley’s restaurant prior to its acquisition by the company.

      H. Steve Tidwell has served as Chairman of SPFS, Inc., which operates 21 unaffiliated restaurants in five southern states, since January 2000 and served as President of SPFS from February 1991 to January 2000. From January 1987 to February 1991, Mr. Tidwell served as Secretary and Treasurer of SPFS. Mr. Tidwell served as Vice President of Real Estate and Construction at Shoney’s, Inc. from December 1978 to January 1987.

      Samuel H. Howard has served as Chairman of Phoenix Holdings, Inc., an investment holding company, since January 1989, and as Chairman of Xantus Corporation, a company that owns and operates health maintenance organizations, since April 1993. From 1971 to 1998, Mr. Howard served as President and Chief Executive Officer of Phoenix Communications Group, a company engaged in radio broadcasting. From 1981 to 1989, Mr. Howard was Senior Vice President, Public Affairs for Hospital Corporation of America.

      Shirley A. Zeitlin has served as President and Chief Executive Officer of Shirley Zeitlin & Co. Realtors, a real estate brokerage firm, since 1979. Ms. Zeitlin has served as President and a member of the board of the Tennessee Association of Realtors and the Nashville Board of Realtors. She has also served as a member of the board of the Federal Reserve Bank of Nashville, where she served as chairman in 1991. Ms. Zeitlin serves as a director of numerous civic and charitable organizations.

      Robert J. Walker, an attorney, has been a partner in Walker, Bryant & Tipps, a law firm, since January 2000. Prior to forming Walker, Bryant & Tipps, Mr. Walker served in various capacities, including as a member, with Bass, Berry & Sims PLC, the company’s outside general counsel, for over 31 years.

      Dale W. Polley is currently retired. Mr. Polley was a founder in February 2000 of Pinnacle Financial Partners, a bank holding company, and serves as a member of its Board of Directors. Mr. Polley served as a Director for the Federal Reserve Bank of Atlanta, Nashville Branch from January 1995 to December 2001. Mr. Polley served as President and Vice Chairman of First American Corporation, a bank holding company, from 1991 to 2000.

      The board of directors held four meetings during the fiscal year ended December 30, 2001. Each of the incumbent directors attended more than 75% of the aggregate number of meetings of the board of directors and each committee on which he or she served.

Board Committees

      The board of directors has standing executive, audit and compensation committees. The membership and functions of the committees are as follows:

      Executive Committee — This committee exercises all the powers of the board of directors between scheduled meetings of the board of directors, subject to certain limitations of Tennessee law. Members of the executive committee are Messrs. Burns, Hislop, Reiss, Tidwell and Walker. The executive committee held four meetings during 2001.

      Audit Committee — This committee recommends the appointment of the company’s auditors, reviews the scope and results of the audit examination, confers independently with the company’s auditors, serves as a liaison between the board of directors and the company’s auditors, and reviews various corporate policies, including those relating to accounting and internal controls matters. Members of the audit committee are Messrs. Polley and Howard and Ms. Zeitlin. The audit committee held four meetings during 2001.

      Compensation Committee — This committee evaluates the performance of the company’s officers, reviews and approves compensation for officers, establishes bonuses for the company’s management, and administers the company’s stock incentive plans. Members of the compensation committee are Messrs. Reiss, Spiva, and Stokes. The compensation committee held two meetings during 2001.

      In accordance with the company’s bylaws, nominations for election to the board of directors may be made by the board of directors, a nominating committee appointed by the board of directors, or by any shareholder entitled to vote for the election of directors. Nominations made by shareholders must be made by written notice setting forth the information required by the company’s bylaws received by the Secretary of the company at least 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting for an election of directors at an annual meeting or within ten days of the date on which notice of a special meeting for the election of directors is first given to shareholders for an election of directors at a special meeting.

Director Compensation

      During 2001, non-employee directors received an annual retainer of $4,000, a fee of $2,000 for each board of directors meeting attended, a fee of $1,750 for each committee meeting attended, a fee of $200 for each board of directors meeting or committee meeting in which the director participated by telephone, and are reimbursed for travel expenses associated with serving as a director. In addition, members of the executive committee were paid a fee of $1,500 per quarter. Directors who are officers or employees of the company receive no compensation for serving as members of the board of directors. The aggregate amount of fees paid to the non-employee directors for the 2001 fiscal year was $128,800.

      Non-employee directors participate in the company’s 2000 Stock Incentive Plan. Non-employee directors receive an option to purchase 11,250 shares upon their initial election to the board of directors. The options become exercisable in 20% annual increments commencing on the first anniversary of the date of grant. Each non-employee director also receives annual grants of options to purchase 3,500 shares in addition to the grant upon his or her initial election to the board of directors. Such options become exercisable six months following the date of grant. All options issued to non-employee directors have an exercise price per share at the date of grant equal to the closing sale price of the common stock on the Nasdaq National Market on that date. Prior to the adoption of the company’s 2000 Stock Incentive Plan in May 2000, non-employee directors participated in the company’s 1991 Stock Option Plan for Outside Directors.

      The board of directors may in the future adjust the compensation of directors as it deems advisable and consistent with the best interests of the company’s shareholders and the financial abilities of the company.

Certain Proceedings

      Mr. Howard serves as Chairman of Xantus Corporation. During 1999, civil actions for rehabilitation were filed against Xantus Healthplan of Mississippi, Inc. and Xantus Healthplan of Tennessee, Inc., both subsidiaries of Xantus Corporation, by the Commissioner of Insurance in their respective states.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the company’s officers and directors, and persons who own more than ten percent of the company’s common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, the company believes that all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 30, 2001.

EXECUTIVE COMPENSATION

      The following table summarizes the compensation paid or accrued by the company during the three fiscal years ended December 30, 2001 for (i) the Chief Executive Officer of the company and (ii) the four other most highly compensated executive officers of the company (collectively, the “named executive officers”). The company did not grant any stock options to the named executive officers during the fiscal year ended December 30, 2001.

Summary Compensation Table

				Long Term
				Compensation
				Awards

		Annual Compensation		Securities
Name and				Underlying	All Other
Principal Position	Year	Salary($)	Bonus($)	Options(#)(1)	Compensation($)(2)

Gregory L. Burns	2001	424,960	—	—	27,654
Chief Executive Officer	2000	344,960	405,000	30,000	47,442
	1999	286,250	310,000	40,000	36,420
Steven J. Hislop	2001	344,960	—	—	22,207
President and	2000	274,960	325,000	20,000	38,968
Chief Operating Officer	1999	216,250	260,000	35,000	30,300
A. Chad Fitzhugh	2001	244,960	—	—	15,896
Chief Financial Officer,	2000	214,960	200,000	10,000	25,603
Secretary, and Treasurer	1999	176,250	190,000	25,000	21,291
William E. Hall, Jr.	2001	204,960	—	—	13,198
Executive Vice President, Operations	2000	184,960	120,000	—	14,344
	1999	146,250	120,000	50,000	17,100
Herman A. Moore, Jr.	2001	156,250	—	—	10,018
Vice President, Commissary Operations	2000	136,250	58,500	15,000	20,253
	1999	113,000	75,000	20,000	11,458

(1)	Number of stock options granted under the company’s stock option plans.

(2)	Includes amounts contributed by the company to the company’s supplemental executive retirement plan and 401(k) plan.

Aggregated Option Exercises and Year-End Value Table

      The following table provides information with respect to exercises by the named executive officers during the fiscal year ended December 30, 2001 of options to purchase shares issued pursuant to the company’s stock option plans and information with respect to unexercised options to purchase shares held by the named executive officers as of December 30, 2001:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options Held at		In-the-Money Options at
	Shares		December 30, 2001		December 30, 2001($)(1)
	Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gregory L. Burns	45,000	744,525	409,688	72,812	4,628,889	398,486
Steven J. Hislop	—	—	259,282	49,218	2,930,162	254,490
A. Chad Fitzhugh	51,750	660,814	181,657	35,343	2,016,070	182,298
William E. Hall, Jr.	45,000	587,250	84,838	35,562	674,826	140,185
Herman A. Moore, Jr.	29,050	305,870	22,130	22,870	158,069	115,056

(1)	Based on the closing price of the company’s common stock on the Nasdaq National Market on December 28, 2001 ($18.51).

Change in Control Agreements

      The company has entered into Severance Compensation Agreements with each of Messrs. Burns, Hislop, Fitzhugh and Hall. Each severance agreement terminates upon the earliest of (i) three years from the date of the agreement if no change in control (as such term is defined in the severance agreements) has occurred, (ii) termination of the executive’s employment as a result of death, disability, retirement, or cause (as such terms are defined in the severance agreements), or by the executive other than for good reason (as such term is defined in the severance agreements), and (iii) 18 months from the date of a change in control. Upon a change in control of the company, the executive is entitled to a lump sum payment if he is terminated within 18 months of such change in control other than for cause, disability, or retirement (as such terms are defined in the severance agreements) or if he terminates employment with the company following a change in his position, duties, responsibilities or status with the company, a reduction in his base salary, or a relocation of the company’s principal executive offices during the term of the severance agreement. In the event of such termination, Mr. Burns’ agreement provides that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) three times the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) three times the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. The agreements for each of Messrs. Hislop, Fitzhugh and Hall provide that the company shall pay to him as severance pay in a lump sum, in cash, an amount equal to the sum of (i) 150% of the average of the aggregate annual salary paid to him by the company during the three calendar years preceding the change in control and (ii) 150% of the highest bonus compensation paid to him for any of the three calendar years preceding the change in control. In no event, however, shall the lump sum severance payment, either alone or together with other payments which the executive has the right to receive from the company, exceed an amount which would be deemed to be a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, amended.

Compensation Committee Interlocks

      During fiscal year 2001, the compensation committee of the board of directors was composed of Messrs. Stokes, Reiss and Spiva. None of these persons has at any time been an officer or employee of the company or any of its subsidiaries. In addition, there are no relationships among the company’s executive officers, members of the compensation committee or entities whose executives serve on the board of directors or the compensation committee that require disclosure under applicable Securities and Exchange Commission regulations.

Compensation Committee Report

      The company’s executive compensation program is administered by the compensation committee, which is composed of non-employee directors of the company. The compensation committee approves compensation actions involving the senior management of the company, including the named executive officers. The compensation committee also approves long-term incentive awards for the named executive officers and other key employees of the company, and reviews and administers the incentive compensation, stock option and other compensation plans of the company.

      Under the supervision of the compensation committee, the company has developed and implemented compensation policies, plans and programs that are intended to enhance the profitability of the company by aligning closely the financial interests of the company’s management with those of its shareholders. In furtherance of these goals, the company relies on a combination of base salaries, cash bonuses and long-term stock based incentive compensation to attract and retain senior management of outstanding abilities and to motivate them to perform to the full extent of their abilities.

      In designing and administering the individual elements of the executive compensation program, the compensation committee strives to balance short-term and long-term incentive objectives and employ prudent judgement in establishing performance criteria, evaluating performance and determining actual incentive payments. Following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the compensation committee with regard to fiscal 2001 compensation and a specific discussion of Mr. Burns’ compensation.

      Annual Compensation. Annual total cash compensation for senior management consists of base salary and a cash bonus. Setting of annual salaries in fiscal 2001 for the named executive officers was based on a review by the compensation committee of targeted performance criteria, recommendations by the company’s Chief Executive Officer and a review of the levels of salary paid by a peer group of 15 comparable restaurant companies for comparable executive ability and experience. During 2001, the compensation committee determined to increase base salaries as a percentage of the annual compensation paid to the named executive officers. Based on the review of comparable companies and the desire to increase base compensation as a percentage of annual compensation, the compensation committee approved increases in base salary for the named executive officers of 10.8% to 25.5% over levels in fiscal 2000. Consistent with the criteria utilized for determining annual salary increases for the other named executive officers, the compensation committee approved an increase in Mr. Burns’ annual salary of 23.2% to $424,960 from $344,960.

      The committee approved a cash bonus program whereby cash bonuses for each of the named executive officers were to be based upon the attainment of targeted levels of earnings. During 2001, the company paid a portion of the cash bonuses on a quarterly basis and paid $162,500 to Mr. Burns, $127,500 to Mr. Hislop, $85,000 to Mr. Fitzhugh, $74,000 to Mr. Hall and $32,000 to Mr. Moore through the third quarter of 2001 as an advance on the cash bonuses that the company expected to pay to the named executive officers for 2001. As a result of the difficult economic environment faced by the company and the responses taken by the company to maintain its market share, the company did not achieve the targeted level of earnings during 2001 necessary for the payment of cash bonuses to the named executive officers. Each of the named executive officers has agreed to repay the amounts paid to such officer as cash bonus during 2001. The loans have a three-year term with principal and accrued interest, at the rate of 5% per annum, payable at the end of the term. The loans are secured by restricted stock units granted to the named executive officers as described under “Long-Term Incentive Program” below. The committee has approved a continuation of the cash bonus program for fiscal 2002.

      Long-Term Incentive Program. The long-term incentive program for senior management consists of equity-based awards granted pursuant to the company’s stock incentive plans. The compensation committee has typically granted stock options to members of senior management and other key employees at its first meeting following a review of the company’s operating results for the prior fiscal year. During the latter portion of fiscal 1993, the compensation committee in consultation with members of senior management adopted the Senior Management Stock Option Bonus Program. The purpose of this program is to encourage senior management over the term of the program to meet and exceed budgeted increases in targeted performance criteria in the respective operating areas for which members of senior management have primary responsibility and for the company as a whole. The compensation committee establishes certain market and/or company targeted financial goals for each of the participants in the program. The options vest over the ten-year term of the options and permit accelerated vesting of up to 25% each year based on meeting or exceeding the targeted levels established by the compensation committee. Based on the targeted levels established by the compensation committee for fiscal 2001, the options granted to Messrs. Burns, Hislop, Fitzhugh, Hall and Moore pursuant to the program vested 2.0% each in 2001.

      While the company did not attain the targeted levels of earnings necessary for the payment of cash bonuses in 2001, the compensation committee believed the named executive officers demonstrated highly effective leadership and vision during 2001 in a volatile market environment. Accordingly, the committee determined to grant to each of the named executive officers a restricted stock unit award designed to provide retention incentives for those key members of management and to encourage them to meet and exceed budgeted increases in targeted performance criteria. The number of shares subject to each restricted stock unit award is equal to the cash bonus the named executive officer would have received had the targeted levels of earnings been attained divided by the company’s stock price on the Nasdaq National Market on the date of grant. The restricted stock units subject to the award vest ratably over three years to the extent that the company meets targeted levels of earnings that will be established at the beginning of each year by the committee. A recipient will lose any unvested units subject to the award if his employment with the company is terminated for any reason, or if the targeted levels of earnings are not attained. Mr. Burns received 17,714 units, Mr. Hislop received 13,935 units, Mr. Fitzhugh received 8,503 units, Mr. Hall received 7,085 units and Mr. Moore received 5,196 units of restricted stock pursuant to these awards.

      Federal Income Tax Deductibility Limitations. Section 162(m) of the Internal Revenue Code, enacted as part of the Omnibus Budget Reconciliation Act in 1993 generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the company’s chief executive officer and four other most highly paid executive officers. Compensation paid to these officers in excess of $1,000,000 that does not qualify as “performance-based” under Section 162(m) cannot be claimed by the company as a tax deduction. The compensation committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek to qualify the company’s long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options granted pursuant to the company’s stock incentive plans should qualify as performance-based for purposes of Section 162(m). None of the company’s executive officers has received other compensation that could potentially exceed the applicable deductibility limits. The compensation committee intends for all compensation paid to the company’s executives to be fully deductible under federal tax laws.

      The tables set forth under “Executive Compensation,” and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

John W. Stokes, Jr.               Richard Reiss, Jr.               G. Nicholas Spiva

SHAREHOLDER RETURN PERFORMANCE GRAPH

      The following graph compares the yearly percentage change in the unaudited total return on the company’s common stock against the cumulative annual total return of the Nasdaq Stock Market Total Return Index and the S&P 500 Restaurant Index commencing December 28, 1996 and ending December 30, 2001. The following graph assumes that the value of the investment in the company’s common stock and each index was $100 on December 28, 1996 and that all dividends were reinvested.

	12/96	12/97	12/98	12/99	12/00	12/01

O’Charley’s Inc.	100.00	126.53	160.71	142.35	217.35	220.41
NASDAQ Stock Market Index	100.00	122.48	172.68	320.89	193.01	153.15
S&P 500 Restaurant Index	100.00	107.38	168.27	171.18	154.49	138.67

CERTAIN TRANSACTIONS

      Until January 31, 2002, the company leased real estate for the operation of its Goodlettsville and Murfreesboro, Tennessee restaurants and, until November 2000, its Clarksville, Tennessee restaurant from Two Mile Partners, a general partnership whose partners were the late David K. Wachtel, Jr., who owned 75% and was the managing partner of the partnership and a former director and executive officer of the company, and Gregory L. Burns, who owned 25% and is a director and the chief executive officer of the company. In addition, the company leased real estate in Bowling Green, Kentucky from Two Mile Partners on which the company formerly operated its Bowling Green restaurant. These four leases provided for annual rentals in an aggregate amount equal to the greater of $429,900 or 6% of each restaurant’s sales. These leases expired at various times through 2006, with options by the company to renew for up to ten additional years on the same terms. During fiscal 2001, the company paid Two Mile Partners aggregate rent of $489,467.

      The company relocated its Clarksville, Tennessee restaurant in July 2000 and terminated the lease for that restaurant in November 2000. In November 2000, Two Mile Partners sued the company in the circuit court for Montgomery County, Tennessee. In the complaint, Two Mile Partners sought $1.5 million in damages, plus interest, attorneys’ fees and costs as a result of the company’s alleged breach of the lease for the Clarksville restaurant property. Two Mile Partners alleged that the company breached a continuous operation provision in the lease by vacating the property and opening an O’Charley’s restaurant in another location in Clarksville, Tennessee. Prior to his death in November 2001, Mr. Wachtel made all decisions regarding the prosecution of the lawsuit by Two Mile Partners in his capacity as managing partner.

      In January 2002, the company entered into a comprehensive settlement agreement with Two Mile Partners settling all litigation and business matters between the company and Two Mile Partners. As a result of the settlement, (i) the company purchased the restaurant properties located in Goodlettsville, Murfreesboro and Clarksville, Tennessee that the company leased from Two Mile Partners for $1.7 million, $1.6 million and $1.0 million, respectively, (ii) the company terminated its lease with Two Mile Partners for a restaurant property located in Bowling Green, Kentucky on which the company formerly operated its Bowling Green restaurant and sold Two Mile Partners an adjoining parcel of property used for parking for a payment of $300,000, and (iii) Two Mile Partners dismissed with prejudice the litigation pending against the company in consideration of a payment by the company of $200,000.

      Mr. Burns recused himself from the company’s discussions and considerations of any matters relating to the settlement. The company believes that it terminated the lease for the Clarksville property in accordance with its terms and denies the allegations contained in the complaint filed by Two Mile Partners. Nevertheless, a special committee of the board of directors comprised of disinterested directors approved the settlement and believed it was in the company’s best interest to settle the litigation to avoid the expense, uncertainty and distraction of this litigation.

      During 2001, the company paid a portion of the cash bonuses to its executive officers on a quarterly basis and paid $162,500 to Mr. Burns, $127,500 to Mr. Hislop, $85,000 to Mr. Fitzhugh, $74,000 to Mr. Hall and $32,000 to Mr. Moore through the third quarter of 2001 as an advance on the cash bonuses that the company expected to pay for 2001. As a result of the difficult economic environment faced by the company and the responses taken by the company to maintain its market share, the company did not achieve the targeted level of earnings during 2001 necessary for the payment of cash bonuses to these executive officers. Each of the executive officers has agreed to repay the amounts paid to such officer as cash bonus during 2001. The loans have a three-year term with principal and accrued interest, at the rate of 5% per annum, payable at the end of the term. The loans are secured by restricted stock units of the company held by the officers.

AUDIT COMMITTEE REPORT

      The audit committee of the board of directors is composed of three directors who are independent directors as defined under the applicable rules of the National Association of Securities Dealers. Currently,

the members of the audit committee are Dale W. Polley, Samuel H. Howard and Shirley A. Zeitlin. Dr. C. Warren Neel served as a member of the audit committee until his resignation from the board of directors of the company in February 2001. H. Steve Tidwell served as a member of the audit committee from May 2001 until November 2001.

      The audit committee operates under a written charter adopted by the board of directors, a copy of which is included as Appendix A to this proxy statement. The audit committee reviews the company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process. The company’s independent auditors are responsible for expressing an opinion on whether the company’s consolidated financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.

      In this context, the audit committee has reviewed and discussed with management and the independent auditors the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the company and its management. The audit committee has considered whether the independent auditors’ provision of information technology and other non-audit services to the company is compatible with the auditor’s independence.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2001, for filing with the Securities and Exchange Commission.

Dale W. Polley (Chairman)               Samuel H. Howard               Shirley A. Zeitlin

      The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      The board of directors of the company has selected KPMG LLP to serve as independent auditors for the current fiscal year. Such firm has served as the company’s independent auditors since August 1991. Representatives of KPMG LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Fees Billed to the Company by KPMG LLP During 2001

      Audit Fees. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the company’s consolidated annual financial statements for the year ended December 30, 2001 and the limited reviews of the condensed financial statements included in the company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during 2001 were $107,500.

      Financial Information Systems Design and Implementation Fees. KPMG LLP performed no services and therefore billed no fees relating to operating or supervising the operation of the company’s information systems or local area network or for designing or implementing the company’s financial information management systems during 2001.

      All Other Fees. The aggregate fees billed for all other services rendered to the company by KPMG LLP in 2001 was $146,000, including audit related fees of $90,500 in connection with the company’s April 2001 public offering of common stock and employee benefit plans, fees of $45,000 for tax related services, and fees of $10,000 for other services.

      The audit committee of the board of directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

PROPOSALS OF SHAREHOLDERS

      Shareholders intending to submit proposals for presentation at the next annual meeting of the shareholders of the company and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to A. Chad Fitzhugh, Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204. Proposals must be in writing and must be received by the company prior to December 12, 2002. Proposals should be sent to the company by certified mail, return receipt requested.

      In addition, the company’s bylaws contain an advance notice provision that provides that for a shareholder proposal to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide notice thereof to the Secretary of the company no later than December 12, 2002 and the proposal and the shareholder must comply with Regulation 14A under the Securities Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received prior to December 12, 2002, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

PROXY SOLICITATION COSTS

      The enclosed form of proxy is solicited on behalf of the board of directors of the company. The cost of solicitation of proxies will be borne by the company, including expenses in connection with preparing, assembling, and mailing this proxy statement. Such solicitation will be made by mail and may also be made by the company’s regular officers or employees personally or by telephone or telecopy. The company may reimburse brokers, custodians, and their nominees for their expenses in sending proxies and proxy materials to beneficial owners.

DELIVERY OF SHAREHOLDER DOCUMENTS

      The Securities and Exchange Commission recently approved a new rule concerning the delivery of annual disclosure documents. The rule allows the company to send a single copy of the proxy statement and annual report to shareholders to any household at which two or more shareholders reside if the company believes the shareholders are members of the same family, unless the company has received contrary instructions from a shareholder. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce the company’s expenses. The rule applies to the company’s annual reports and proxy statements. Each shareholder in the household will continue to receive a separate proxy card.

      If your shares are registered in your own name and you would like to receive your own set of the company’s annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single set of the company’s annual disclosure documents, please contact the company’s corporate secretary by calling 615-256-8500 or writing to the company at O’Charley’s Inc, 3038 Sidco Drive, Nashville, Tennessee 37204, Attention: Secretary. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The company will deliver promptly upon oral or written request a separate copy of the proxy statement or annual report to shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.

Appendix A

CHARTER OF AUDIT COMMITTEE OF O’CHARLEY’S

      The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring on a periodic basis the processes used by the Company to produce financial statements, the Company’s systems of internal accounting and financial controls, and the independence of the Company’s outside auditors.

      In discharging its responsibilities, the Committee is empowered to investigate any matter with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts or consultants for this purpose. The Committee shall make regular reports to the Board.

      The Committee shall review and reassess the adequacy of this Charter on an annual basis and submit it annually to the Board for approval.

      The Committee shall be comprised of not less than three members of the Board, and the Committee’s composition and experience will meet the applicable listing standards of the NASD.

      Accordingly, all of the members will be directors:

      1. Who have no relationship to the Company that may interfere with the exercise of their independent judgment in carrying out the responsibilities of a director (unless as to one non-independent member the Board under exceptional and limited circumstances determines that membership is required by the best interests of the Company and its shareholders); and

      2. Who are financially literate (as defined in the NASD listing standard) or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee will have sufficient experience or background which results in financial sophistication (as defined in the NASD listing standard).

      The Committee’s monitoring responsibility recognizes that the Company’s management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that the Company’s financial management, as well as its outside auditors, have more time, knowledge and more detailed information on the Company and its financial reports than do Committee members; consequently, in carrying out its responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements and is not conducting an audit or investigation of the financial statements or determining that the Company’s financial statements are true and complete or are in accordance with generally accepted accounting principles.

      The following functions shall be the common recurring activities of the Committee in carrying out its monitoring responsibilities. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as it deems appropriate given the circumstances.

•	The Committee shall review with management and the outside auditors the annual audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and the selection, application and disclosure of critical accounting policies used in such financial statements. The Committee shall also review and consider with the outside auditors the matters required to be discussed by Statements of Auditing Standards (“SAS”) No. 61 and No. 90, as well as matters affecting the quality of the Company’s financial reporting and the fairness of the presentation in the financial statements of the financial condition and financial risks of the Company. Based on such review and

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discussion, the Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•	As a whole, or through the Committee chair, the Committee shall review with management and the outside auditors the Company’s interim financial results prior to the public release of such quarterly financial results and will review the Company’s Quarterly Report on Form 10-Q prior to its filing with the Securities and Exchange Commission.

•	The Committee shall discuss with management, the internal audit department and the outside auditors the quality and adequacy of the Company’s internal controls that could significantly affect the Company’s financial statements.

•	The Committee shall:

•	receive from the outside auditors annually a formal written statement delineating all relationships between the outside auditors and the Company that may impact the objectivity and independence of the outside auditors, consistent with Independence Standards Board Standard Number 1;

•	discuss with the outside auditors any such disclosed relationships and their impact on the outside auditors’ objectivity and independence; and

•	if determined appropriate by the Committee, recommend that the Board take appropriate action in response to the outside auditor’s report to ensure the outside auditor’s independence.

•	The Committee, subject to any action that may be taken by the Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors, and the outside auditors are ultimately accountable to the Board and the Committee.

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O’CHARLEY’S INC.

    This Proxy is solicited on behalf of the Board of Directors of O’Charley’s Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Thursday, May 9, 2002.

    The undersigned hereby appoints Gregory L. Burns, A. Chad Fitzhugh, and each of them, attorneys and proxies with full power of substitution to vote in the name of and as proxy for the undersigned all the shares of common stock of the Company held of record by the undersigned on March 22, 2002, at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., local time, on Thursday, May 9, 2002, at the Company’s home office located at 3038 Sidco Drive, Nashville, Tennessee, and at any adjournment thereof.

1.	To elect the following nominees as Class III directors to serve until the 2005 Annual Meeting of Shareholders and until their successors are elected and qualified.

        Richard Reiss, Jr., G. Nicholas Spiva, Shirley A. Zeitlin and Dale W. Polley

☐	FOR all nominees listed above (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees

(To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

2.	In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES REFERRED TO IN PARAGRAPH 1.

The undersigned revokes any prior proxies to vote the shares covered by this proxy.

Date: --------------------------------- , 2002 Signature Signature
(When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shareholder is a corporation, corporate name should be signed by an authorized officer and the corporate seal affixed. If shareholder is a partnership, please sign in partnership name by authorized persons. For joint accounts, each joint owner should sign.)
PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.